Exhibit 99.1

Press Release

Contacts:	Media:	Ron Gruendl (U.S.) +1 412 234 7157 ron.gruendl@bnymellon.com	Ivan Royle (U.K.) +44 (0) 7730 900 294 (mobile) ivan.royle@bnymellon.com

Analysts: Andy Clark +1 212 635 1803 andy.clark@bnymellon.com

BNY Mellon to Acquire PNC’s Global Investment Servicing Business

•	Creates #2 provider of fund accounting, administration & transfer agency services to fund managers globally
•	Expands industry-leading securities servicing & Alternative Investment Services businesses worldwide
•	Enhances managed account platform, performance reporting capabilities & business intelligence tools for Pershing’s broker-dealer & advisory business
•	Delivers shareholder value – immediately accretive to GAAP EPS with attractive IRR

NEW YORK, February 2, 2010 – BNY Mellon (NYSE: BK), the global leader in asset management and securities servicing, today announced a definitive agreement to acquire PNC’s Global Investment Servicing Inc. (GIS) business, a leading provider of custody, fund accounting, transfer agency and outsourcing solutions for asset managers and financial advisors. The acquisition will enhance BNY Mellon’s leadership position supporting fund managers and financial advisors globally across several business lines while providing the potential for significant revenue and expense synergies.

The purchase price of $2.31 billion includes the purchase of $1.57 billion of stock and repayment of intercompany debt from PNC. BNY Mellon plans to raise between $700-$800 million in equity as part of the transaction. The all-cash acquisition, which will be accretive in the first year, is expected to close in the third quarter of 2010, subject to necessary regulatory approvals.

“This acquisition significantly strengthens our service offering and market share with asset managers and financial advisors, while delivering attractive returns to our shareholders,” said Robert P. Kelly, BNY Mellon chairman and chief executive officer. “We expect the transaction to accelerate our growth, deliver economies of scale and strengthen our leadership position for Asset Servicing and Pershing.”

The addition of GIS’s broad capabilities deepens BNY Mellon’s product set, adds scale to its growth businesses and expands service to key client segments. The company will also raise its profile and increase market position in several areas as a result of this acquisition by:

•	Becoming the #2 provider in fund accounting, administration and transfer agency;
•	Adding $855 billion in assets under administration, including $460 billion in assets under custody, and doubling the number of funds serviced for accounting and administration;
•	Improving to #3 globally in alternative fund assets under administration and doubling its European asset base; and
•	Increasing managed account assets to $80 billion.

Based in Wilmington, Del. with locations across the United States and Europe, GIS has approximately 4,500 employees. Stephen M. Wynne, current CEO of GIS, will remain in that role, reporting to Tim Keaney and Jim Palermo, co-heads of BNY Mellon Asset Servicing.

“GIS’s management team and staff have built a truly impressive franchise with lasting client relationships. Our focus will be on providing outstanding service to GIS’s clients and welcoming our new colleagues into BNY Mellon as we work together to deliver on the great potential this combination of businesses offers,” said Gerald L. Hassell, BNY Mellon president.

For more than 30 years, GIS has been meeting client needs through innovation and an expanding array of investor, securities and information services. In recent years, it has developed leading positions to become the largest single-source provider to the U.S. mutual fund industry. GIS also is a premier servicer of the global investment industry with leading positions across its comprehensive set of products, which includes subaccounting, fund accounting/administration, custody, managed account services and alternative investment services.

BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation [NYSE: BK]. BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 34 countries and serving more than 100 markets. The company is a leading provider of financial services for institutions, corporations and high-net-worth individuals, providing superior asset management and wealth management, asset servicing, issuer services, clearing services and treasury services through a worldwide client-focused team. It has $22.3 trillion in assets under custody and administration, $1.1 trillion in assets under management, services $12.0 trillion in outstanding debt and processes global payments averaging $1.6 trillion per day. Additional information is available at www.bnymellon.com.

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Robert P. Kelly, BNY Mellon chairman and chief executive officer, and Thomas P. Gibbons, chief financial officer, will host a conference call and simultaneous live audio webcast regarding the company’s acquisition of GIS at 9 a.m. EST on Tuesday, February 2, 2010. This conference call and audio webcast will include forward-looking statements and may include other material information, including a related series of graphics that will be available at www.bnymellon.com beginning at 8 a.m. EST on February 2, 2010. Persons wishing to access the conference call and audio webcast may do so by dialing +1 888 677 5383 (U.S.) and +1 210 838 9221 (International) Passcode: BNY Mellon, or by logging on to www.bnymellon.com. Replays of the conference call and audio webcast will be available beginning February 2 at approximately 11 a.m. EST through Friday, February 12, 2010 by dialing +1 866 373 9239 (U.S.) or +1 203 369 0285 (international). The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

This press release contains statements relating to future results of The Bank of New York Mellon Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, aspects of the acquisition including impact on clients and shareholders, the effect on The Bank of New York Mellon Corporation’s profile, market share, increases in assets, and position in the market, plans to raise capital in connection with the acquisition, expected accretion and acceleration in growth and service levels, expectations with respect to revenue and expense synergies and shareholder returns and the expected closing date, as well as long-term strategies, plans for and other implications of the announced transaction. These forward-looking statements, and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation which make reference to the cautionary factors contained in this press release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond The Bank of New York Mellon Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to: changes in political and economic conditions; changes in global market values; success in gaining regulatory approvals when required; client retention rates; integrations of acquired businesses; and other risks and uncertainties detailed in reports filed by The Bank of New York Mellon Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of February 2, 2010, and The Bank of New York Mellon Corporation undertakes no obligation to update any statement to reflect events or circumstances after February 2, 2010 or to reflect the occurrence of unanticipated events.